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                                                                     EXHIBIT 3.7

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               QLOGIC CORPORATION,
                             A DELAWARE CORPORATION
         (Pursuant to Section 242 of the General Corporation Law of the
                               State of Delaware)

         QLogic Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), through its duly authorized officer and by authority of its Board of Directors, does hereby certify:

         (1) In accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, at a meeting of the Board of Directors of the Corporation held on June 25, 1999, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof at the next annual meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:

                  NOW, THEREFORE, BE IT RESOLVED, that the second and third sentences of the first paragraph of ARTICLE IV: "Authorized Capital Stock," of this Corporation's Certificate of Incorporation be amended and restated to read in their entirety as follows:

                  "The amount of total authorized capital stock of the corporation is 151,000,000 shares, divided into 150,000,000 shares of Common Stock, par value $0.001 per share, and 1,000,000 shares of Preferred Stock, par value $0.001 per share. Upon the filing of this Certificate of Amendment of Certificate of Incorporation, the par value per share of each authorized share of the corporation's Common Stock and Preferred Stock, respectively, shall automatically and without any action on the part of respective holders thereof be and become reclassified as Common Stock and Preferred Stock, respectively, par value $0.001 per share."

         (2) That thereafter, pursuant to resolution of its Board of Directors, in accordance with Section 242 of the General Corporation Law of the State of Delaware, the Corporation's stockholders approved the foregoing amendment by the necessary number of shares of capital stock of the corporation, as required by statute and by the Certificate of Incorporation, at the annual meeting of stockholders held September 28, 1999, which was held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.

         (3) That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by Thomas R. Anderson, its duly authorized officer, this 4th day of January, 2000.

                                 QLOGIC CORPORATION


                                 By:  /s/ Thomas R. Anderson
                                      ---------------------------------------
                                      Thomas R. Anderson, Vice President and
                                      Chief Financial Officer